UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934 (Amendment No. )

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NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

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To Our Valued Stockholders:
2014 was a solid operating year for Nuverra. We grew revenue and expanded organically with the introduction of select service lines in targeted regions as we delivered comprehensive, top-tier services to our customers. We also executed on key initiatives that will support our business model and growth opportunities in the future. Our dedicated employees and management team worked tirelessly to identify new opportunities to efficiently and effectively generate value for our customers and our stockholders. All in all, we made solid strides and will continue this commitment in 2015.
During 2014, we advanced our goal to create sustainable solutions for our customers and the environment, with the introduction of an advanced solids treatment process we call TerrafficientSM, which can recycle 100% of solid drilling waste into a product that can be reused for a variety of industrial uses, such as road base and construction fill. We substantially completed this facility in 2014 and expect this asset to contribute incremental revenues to Nuverra in 2015.
In 2014, we worked diligently on the planned divestiture of our Thermo Fluids Inc. used motor oil subsidiary, and in February 2015, we entered into a definitive agreement with Clean Harbors, Inc. for an all-cash transaction priced at $85 million. As of this letter, we are looking forward to closing the transaction and using net proceeds to reduce debt. The sale will enable us to fully focus on our core shale solutions business, reduce debt and have the financial flexibility to support growth activities in the future.
2015 will be a challenging year, with the rapid decline of energy prices and rig counts in recent months. Throughout the year, we will focus on operating efficiently, generating overall cost savings, and maintaining a very disciplined approach. Our advantages during times like these include the strength of our customer relationships, our geographic locations and the quality and scope of the services we provide as we shift our focus to production-related activities.
On behalf of Nuverra’s 2,400 dedicated employees, we thank you for your investment in Nuverra and remain committed to finding new ways to deliver value in 2015.
We look forward to hosting our annual stockholders’ meeting in a cost-efficient, virtual environment, as we have in past years. Please join us at 9 a.m. (Pacific Time) on May 5, 2015 by going to www.virtualshareholdermeeting.com/NES2015. We encourage you to vote your shares online in advance of the meeting at www.proxyvote.com, by phone at 1-800-579-1639, or by emailing your ballot to sendmaterial@proxyvote.com.

Sincerely,

Mark D. Johnsrud
Chairman and Chief Executive Officer
March 26, 2015